STANDISH, AYER & WOOD INVESTMENT TRUST

                        Establishment and Designation of
                     Institutional Shares and Service Shares
                            of Beneficial Interest of
                  Standish Small Capitalization Equity Fund II
                  and Standish International Fixed Income Fund

         The undersigned, being at least a majority of the Trustees of Standish, Ayer & Wood Investment Trust, a Massachusetts business trust (the "Trust"), acting pursuant to Section 6.1(b) and Section 9.3 of the Agreement and Declaration of Trust, dated August 13, 1986, as amended (as so amended, the "Declaration of Trust"), do hereby divide the shares of beneficial interest of Standish Small Capitalization Equity Fund II and Standish International Fixed Income Fund (each a "Fund"), each a series of the Trust, to create two classes of Shares of each Fund as follows:

      1. The two classes of Shares established and designated hereby are "Institutional Shares" and "Service Shares."

      2. Institutional Shares and Service Shares shall each be entitled to all of the rights and preferences accorded to Shares under the Declaration of Trust.

      3. The purchase price of Institutional Shares and Service Shares, the method of determining the net asset value of Institutional Shares and Service Shares and the relative dividend rights of holders of Institutional Shares and Service Shares shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration of Trust and shall be set forth in the Trust's Registration Statement on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940 as in effect at the time of issuing such Shares.

      4. The Trustees, acting in their sole discretion, may determine that any Shares of the Funds issued are Institutional Shares and Service Shares, or Shares of any other class of the respective Fund hereinafter established and designated by the Trustees.


                            [Continued to next page]

         IN WITNESS WHEREOF, the undersigned have executed this instrument this __th day of ___________, 1999.


--------------------         --------------------       --------------------
Richard S. Wood              Benjamin M. Friedman       Caleb Loring III


--------------------         --------------------       --------------------
D. Barr Clayson              John H. Hewitt             Edward H. Ladd


--------------------
Samuel C. Fleming